EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       We consent to the incorporation by reference in Registration Statement Nos. 33-60551, 333-44711, 333-50051, 333-82069, 333-97569 and 333-108500 of Triarc Companies, Inc. (the “Company”) on Form S-8 and Registration Statement Nos. 333-110929 and 333-127818 of Triarc Companies, Inc. on Form S-3 of our reports dated March 31, 2006, relating to the consolidated financial statements and financial statement schedule of the Company and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Triarc Companies, Inc. for the year ended January 1, 2006.

DELOITTE & TOUCHE LLP

New York, New York
March 31, 2006